Exhibit 8.1

Significant Subsidiaries of Sociedad Química y Minera de Chile S.A.

Name of Subsidiary	Country of Incorporation
SQM Nitratos S.A.	Chile
SQM Potasio SpA	Chile
Serv. Integrales de Tránsito y Transf. S.A.	Chile
Ajay SQM Chile S.A.	Chile
SQM Salar SpA	Chile
SQM Industrial S.A.	Chile
Exploraciones Mineras S.A.	Chile
Soquimich Comercial S.A.	Chile
SQM Nueva Potasio SpA	Chile
SQM North America Corp.	USA
SQM Ecuador S.A.	Ecuador
SQM Brasil Ltda.	Brazil
SQM Japan Co. Ltd.	Japan
SQM Europe N.V.	Belgium
SQM Comercial de México S.A. de C.V.	Mexico
SQM Lithium Specialties Limited Partnership	USA
SQM Iberian S.A.	Spain
SQM África Pty Ltd.	South Africa
SQM Colombia SAS	Colombia
SQM Australia Pty	Australia
SQM (Shanghai) Chemicals Co. Ltd.	China
Soquimich LLC	Korea
SQM Holland B.V.	Netherlands
Soquimich Comercial Brasil Ltda.	Brazil
Blue Energy Business and Trade (Shanghai) Co., Ltd.	China
SQM Comercial Perú S.A.C.	Peru
SQM India Private Limited	India
Sichuan Dixin New Energy Co., Ltd.	China
SQM (Shanghai) Industrial Co, Ltd.	China
SQM Lithium North America Corporation	USA
SQM Lithium Europe NV	Belgium
SQM Japan Lithium Co. Ltd.	Japan

For a complete list of foreign and domestic subsidiaries see Note 11.3 to our Consolidated Financial Statements.